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As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-193899

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVOLUTION PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	41-1781991 (IRS Employer Identification Number)

Evolution Petroleum Corporation
2500 CityWest Blvd., Suite 1300
Houston, Texas 77042
(713) 935-0122
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert S. Herlin
President and Chief Executive Officer
Evolution Petroleum Corporation
2500 CityWest Blvd., Suite 1300
Houston, Texas 77042
(713) 935-0122
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael T. Larkin
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
(713) 226-6000

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share(3)	3,604,238	$12.40	$44,692,551.20	$5,756.40(4)

(1)
Represents shares offered by the selling stockholders named in this registration statement. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the shares of common stock as reported on the NYSE MKT on February 10, 2014.

(3)
Represents shares of the registrant's common stock being registered for resale that have been issued to the selling security holders named in the prospectus.

(4)
Filing fee previously paid with the initial filing of this Registration Statement on February 11, 2014.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2014

PROSPECTUS

3,604,238 Shares of Common Stock

        This prospectus relates to the offer and sale from time to time by certain holders of our shares of common stock. The registration of the shares of our common stock does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders. We will receive no proceeds from any sales of the shares of our common stock, but will incur expenses in connection with any offering. See "Selling Stockholders" and "Plan of Distribution."

        The selling stockholders may sell the shares of our common stock offered hereby from time to time on the NYSE MKT or such other national securities exchange or automated interdealer quotation system on which the shares of our common stock are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices.

        Our common stock is traded on the NYSE MKT under the symbol "EPM." On March 27, 2014, the last reported sale price of our common stock on the NYSE MKT was $12.70.

        Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled "Risk Factors" on page 2 of this prospectus and included in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March     , 2014

i

About this Prospectus

        This prospectus forms a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the stockholders identified in this prospectus may sell, from time to time, the securities covered by this prospectus in one or more offerings.

        We may provide a prospectus supplement containing specific information about the terms of a particular offering by any of the selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should also carefully read the additional information and documents described under "Where You Can Find Additional Information."

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference into these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference into this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. Because this summary provides only a brief overview of the key aspects of the offering, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 2, "Cautionary Note Regarding Forward-Looking Statements" beginning on page 15 and the documents incorporated by reference, which are described under "Incorporation of Certain Information by Reference" beginning on page 24, before making an investment decision. As used in this prospectus, unless otherwise indicated, "we," "our," "us" or similar terms refer collectively to Evolution Petroleum Corporation and its operating subsidiaries.

 Overview

        We are a company engaged primarily in the exploitation, development and re-development of known oil and gas resources for the production of crude oil and natural gas, utilizing conventional, specialized and proprietary technology to increase production, ultimate recoveries, or both.

        We are focused on increasing underlying net asset values on a per share basis. In doing so, we depend on a conservative capital structure, allowing us to maintain financial control of our assets for the benefit of our shareholders. By policy, every employee maintains a material beneficial ownership of common stock in the Company.

        Our strategy is intended to generate scalable, low unit cost, development and re-development opportunities that minimize exploration risks. These opportunities involve the application of modern technology, our own proprietary technology using the trade name of GARP® and our specific expertise in overlooked areas of the United States.

        The assets we exploit currently fit into two types of project opportunities:

  •
  Enhanced Oil Recovery (EOR), and

  •
  Bypassed Primary Resources

        We expect to fund our base fiscal 2014 development plan from working capital, with any increases to the base funded out of working capital and net cash flows from our properties.

Risk Factors

        An investment in our common stock is risky. You should consider carefully the risk factors beginning on page 2 of this prospectus before investing in our common stock.

Use of Proceeds

        Although we will incur expenses in connection with the registration of the securities, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Principal Executive Offices and Additional Information

        Our principal executive offices are located at 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042. Our telephone number is (713) 935-0122. Our website is located at www.evolutionpetroleum.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's website at www.sec.gov.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained or incorporated by reference into this prospectus, before deciding to invest in our common stock. If any of the following risks, or any risk described elsewhere in this prospectus or in the documents incorporated by reference herein, actually occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks described below and in the documents incorporated by reference herein are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and in the documents incorporated by reference herein.

Risks relating to the Company

Operating results from oil and natural gas production may decline.

        In the near term, our production is heavily dependent on our 7.4% of royalty interests and the pending reversion to us of a 23.9% working interest in EOR production that began during March 2010 in the Delhi Field. In addition, our production will be impacted by the results of wells in which we have installed our GARP® technology and any future installations. Although EOR production from proved reserves at Delhi has and is expected to grow over time and we expect to grow the number of GARP® installations, our net production of oil and natural gas could decline significantly over time as a result of environmental or operating problems, lack of future investment at Delhi, lack of success in adding GARP® installations, lack of further development activities in new or existing projects or lack of acquisitions of producing properties, which could have a material adverse effect on our financial condition.

The types of resources we focus on have substantial operational risks.

        Our business plan focuses on the development and re-development of known resources in partially depleted reservoirs, naturally fractured or low permeability reservoirs, or relatively shallow reservoirs. Shallower reservoirs usually have lower pressure, which translates into fewer natural gas volumes in place; low permeability reservoirs require more wells and substantial stimulation for development of commercial production; naturally fractured reservoirs require penetration of sufficient undepleted fractures to establish commercial production; and depleted reservoirs require successful application of newer technology to unlock incremental reserves.

        Our CO2-EOR project in the Delhi Field, operated by a subsidiary of Denbury Resources Inc., requires significant amounts of CO2 reserves, development capital and technical expertise, the sources of which to date have been committed by the operator. Although initial CO2 injection began at Delhi in November 2009, initial oil production response began in March 2010 and a large part of the expected capital budget has already been expended, substantial capital remains to be invested to fully develop the EOR project and further increase production. The operator's failure to manage these and other technical, environmental, operating, strategic, financial and logistical risks may cause ultimate enhanced recoveries from the planned CO2-EOR project to fall short of our expectations in volume and/or timing. Such occurrences would have a material adverse effect on us and our results of operations.

        The existing well bores in which we are installing GARP® were originally drilled years or decades earlier. As such, they contain older casing or debris that could be more subject to failure, or the well files, if available, may be incomplete or incorrect. Such problems can result in the complete loss of a well or a much higher costs. Expected results are based on theoretical estimates using historical data, which may not be complete or accurate, and thus such estimates may not prove accurate. Terms of compensation for installing GARP® may well change over time based on results achieved, industry acceptance, marketing efforts and other factors.

        Our Mississippian Lime project in Oklahoma, although believed to have oil and gas resources, have yet to exhibit any proved reserves. Therefore, the economic outcome is uncertain.

        Our projects generally require that we acquire new leases in and around established fields or other known resources, and drill and complete wells, some of which may be horizontal, as well as negotiate the purchase of existing well bores and production equipment or install our proprietary artificial lift technology that has yet to be universally proven. Leases may not be available and required oil field services may not be obtainable on the desired schedule or at the expected costs. While the projected drilling results may be considered to be low to moderate in risk, there is no assurance as to what productive results may be obtained, if any.

Our revenues are concentrated in one asset and declines in production or other events beyond our control could have a material adverse effect on our results of operations.

        Over 90% of our revenues come from our royalty interests in the Delhi Field in Louisiana and our future revenues will be further concentrated in that field upon reversion of our working interest there, currently expected to occur during calendar year 2014. Any significant downturn in production, oil and gas prices, or other events beyond our control that impact the Delhi Field could have a material adverse effect on our results of operations. We are not the operator of the Delhi Field or our interests in the Mississipian Lime play in Oklahoma, and our revenues and future growth are heavily dependent on the success of operations which we do not control. During the quarter ended June 30, 2013, an environmental event occurred at the Delhi Field which resulted in a significant temporary downturn in the daily oil production at the Delhi Field which has had a near term impact on the revenues received from our royalty interest and according to the operator, has delayed the reversion date of our working interest.

The loss of a large single purchaser of our oil and natural gas could reduce the competition for the purchase of our production.

        For the year ended June 30, 2013, seven purchasers each accounted for all of our oil and natural gas revenues. The loss of a large single purchaser for our oil and natural gas production could negatively impact the prices we receive.

We may be unable to continue licensing from third parties the technologies that we use in our business operations.

        As is customary in the oil and natural gas industry, we utilize a variety of widely available technologies in the oil and natural gas development and drilling process. We do not have any patents or copyrights for the technology we currently utilize, except for the registered trademark and issued patent on our GARP® artificial lift technology that is in the process of commercialization. We generally license or purchase services from the holders of such technology, or outsource the technology integral to our business from third parties. Our commercial success will depend in part on these sources of technology and assumes that such sources will not infringe on the proprietary rights of others. We cannot be certain whether any third-party patents will require us to utilize or develop alternative technology or to alter our business plan, obtain additional licenses, or cease activities that infringe on third-parties' intellectual property rights. Our inability to acquire any third-party licenses, or to integrate the related third-party products into our business plan, could result in delays in development unless and until equivalent products can be identified, licensed, and integrated. Existing or future licenses may not continue to be available to us on commercially reasonable terms or at all. Litigation, which could result in substantial cost to us, may be necessary to enforce any patents licensed to us or to determine the scope and validity of third-party obligations or to protect our patent rights on GARP®.

Our patented GARP® technology may not achieve acceptance or widespread adoption by industry.

        We have developed, field tested and initiated commercialization of our artificial lift technology, GARP® (Gas Assisted Rod Pump), though it may not generate material value. Our further success in commercializing the technology will depend upon additional positive field tests, acceptance by industry and our ability to defend the technology from competitors through confidentiality and patent protection.

Regulatory and accounting requirements may require substantial reductions in reporting proven reserves.

        We review on a periodic basis the carrying value of our oil and natural gas properties under the applicable rules of the various regulatory agencies, including the SEC. Under the full cost method of accounting that we use, the after-tax carrying value of our oil and natural gas properties may not exceed the present value of estimated future net after-tax cash flows from proved reserves, discounted at 10%. Application of this "ceiling" test requires pricing future revenues at the previous 12-month average beginning-of-month price and requires a write down of the carrying value for accounting purposes if the ceiling is exceeded. We may in the future be required to write down the carrying value of our oil and natural gas properties when oil and natural gas prices are depressed or unusually volatile. Whether we will be required to take such a charge will depend in part on the prices for crude oil and natural gas during the previous period and the effect of reserve additions or revisions and capital expenditures during such period. If a write down is required, it would result in a current charge to our earnings but would not impact our current cash flow from operating activities.

Our profitability is highly dependent on the prices of oil, natural gas, and natural gas liquids, which have historically been very volatile.

        Our estimated proved reserves, revenues, profitability, operating cash flow and future rate of growth are highly dependent on the prices of oil, natural gas and NGLs, which are affected by numerous factors beyond our control. Historically, these prices have been very volatile and are likely to remain volatile in the future. A significant and extended downward trend in commodity prices would have a material adverse effect on our revenues, profitability and cash flow, and could result in a reduction in the carrying value of our oil and natural gas properties and the amounts of our estimated proved oil and natural gas reserves. To the extent that we have not hedged our production with derivative contracts or fixed-price contracts, any significant and extended decline in oil and natural gas prices may adversely affect our financial position.

We may be unable to acquire and develop the additional oil and natural gas reserves that are required in order to sustain our business operations.

        In general, the volumes of production from oil and natural gas properties decline as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we acquire properties containing proved reserves or conduct successful development activities, or both, our proved reserves will decline. Our future oil and natural gas production is, therefore, highly dependent upon our level of success in finding or acquiring additional reserves. Our near-term future growth and financial condition are dependent upon our ability to realize further production increases expected at Delhi, installations of our GARP® technology, and /or the development of additional oil and natural gas reserves.

We are subject to substantial operating risks that may adversely affect our results of operations.

        The oil and natural gas business involves numerous operating hazards such as well blowouts, mechanical failures, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, hurricanes, flooding, pollution, releases of toxic gas and other environmental hazards and risks. We could suffer substantial losses as a result of any of these events. While we carry general liability, control of well, and operator's extra expense coverage typical in our industry, we are not fully insured against all risks incident to our business. Environmental events similar to that experienced in the Delhi Field in June 2013 could defer revenue, postpone the payout of our reversionary working interest or increase operating costs and maintenance capital expenditures.

        We may not be the operator of some of our wells in the future, and we are not the operator of our high value assets in the Delhi Field. As a result, our operating risks for those wells and our ability to influence the operations for these wells will be less subject to our control. Operators of these wells may act in ways that are not in our best interests. If this occurs, the development of, and production of crude oil and natural gas from, some wells may not occur timely or at all, which would have an adverse effect on our results of operations.

The loss of key personnel could adversely affect us.

        We depend to a large extent on the services of certain key management personnel, including our executive officers, the loss of any of whom could have a material adverse effect on our operations. In particular, our future success is dependent upon Robert S. Herlin, our Chairman, President and Chief Executive Officer, Randall D. Keys, our Senior Vice President and Chief Financial Officer, and Daryl V. Mazzanti, our Vice-President of Operations, for sourcing, evaluating and closing deals, capital raising, and oversight of development and operations. Presently, the Company is not a beneficiary of any key man insurance.

The loss of any of our skilled technical personnel could adversely affect our business.

        We depend to a large extent on the services of skilled technical personnel to lease, drill, complete, operate and maintain our oil and natural gas fields. We do not have the resources to perform all of these services and therefore we outsource many of our requirements. Additionally, as our production increases, so does our need for such services. Generally, we do not have long-term agreements with our drilling and maintenance service providers. Accordingly, there is a risk that any of our service providers could discontinue servicing our oil and natural gas fields for any reason. Although we believe that we could establish alternative sources for most of our operational and maintenance needs, any delay in locating, establishing relationships, and training our sources could result in production shortages and maintenance problems, with a resulting loss of revenue to us. We also rely on third-party carriers for the transportation and distribution of our production, the loss of any of which could have a material adverse effect on our operations.

We may have difficulty managing future growth and the related demands on our resources and may have difficulty in achieving future growth.

        Although we hope to experience growth through acquisitions and development activity, any such growth may place a significant strain on our financial, technical, operational and administrative resources. Our ability to grow will depend upon a number of factors, including:

  •
  our ability to identify and acquire new development or acquisition projects;

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  our ability to develop existing properties;

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  our ability to continue to retain and attract skilled personnel;

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  the results of our development program and acquisition efforts;

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  the success of our technologies;

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  hydrocarbon prices;

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  drilling, completion and equipment prices;

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  our ability to successfully integrate new properties;

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  our access to capital; and

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  The Delhi Field operator's ability to: deliver sufficient quantities of CO2 from its reserves in the Jackson Dome, secure all of the development capital necessary to fund its and Evolution's cost interests and to successfully manage technical, operating, environmental, strategic and logistical development and operating risks among other things.

        We cannot assure you that we will be able to successfully grow or manage any such growth.

We face strong competition from larger oil and gas companies and oil field service companies.

        Our competitors include major integrated oil and natural gas companies and numerous independent crude oil and natural gas companies, individuals and drilling and income programs. Our GARP® business also faces competition from much larger oil field service companies. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than ours. We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for development projects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may be able to expend greater resources on hiring contract service providers, obtaining oilfield equipment and acquiring the existing and changing technologies that we believe are and will be increasingly important to attaining success in our industry.

Our crude oil and natural gas reserves are only estimates and may prove to be inaccurate.

        There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values. Our reserves are only estimates that may prove to be inaccurate because of these uncertainties. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves depend upon a number of variable factors, such as historical production from the area compared with production from other producing areas and assumptions concerning effects of regulations by governmental agencies, future oil and natural gas product prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs. Some or all of these assumptions may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected there from prepared by different engineers or by the same engineers but at different times, may vary substantially.

        Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. The information regarding discounted future net cash flows included in our SEC filings incorporated herein by reference should not be considered as the current market value of the estimated oil and natural gas reserves attributable to our properties. The estimated discounted future net cash flows from proved reserves are based on the 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, increases or decreases in consumption, and changes in governmental regulations or taxation. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the crude oil and natural gas industry in general. PV-10 does not necessarily correspond to market value.

We cannot market the oil and natural gas that we produce without the assistance of third parties.

        The marketability of the oil and natural gas that we produce depends upon the proximity of our reserves to, and the capacity of, facilities and third-party services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities necessary to make the products marketable for end use. The unavailability or lack of capacity of such services and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in or delay or discontinuance could adversely affect our financial condition. In addition, federal and state regulation of oil and natural gas production and transportation could affect our ability to produce and market our oil and natural gas on a profitable basis.

Our operations require significant amounts of capital and additional financing may be necessary in order for us to continue our exploitation activities, including meeting certain drilling obligations under our existing lease obligations.

        Our cash flow from our reserves may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our acquisitions, exploitation and development activities. Certain of our undeveloped leasehold acreage is subject to leases that will expire unless production is established. If our revenues from our reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves or to maintain our current production. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available to us on favorable terms.

We have limited control over the activities on properties we do not operate.

        Some of our properties, including our Delhi interests and our acreage in the Mississippi Lime Play in Oklahoma, are operated by other companies and involve third-party working interest owners. As a result, we have limited ability to influence or control the operation or future development of such properties, including compliance with environmental, safety and other regulations, or the amount of capital expenditures that we will be required to fund with respect to such properties. Moreover, we are dependent on the other working interest owners of such projects to fund their contractual share of the capital expenditures of such projects. These limitations and our dependence on the operator and other working interest owners for these projects could cause us to incur unexpected future costs, result in lower production and materially and adversely affect our financial conditions and results of operations.

We are, and in the future may become, involved in legal proceedings related to our Delhi interest or other properties or operations and, as a result, may incur substantial costs in connection with those proceedings.

        We and our wholly owned subsidiary are defendants in a lawsuit brought by John C. McCarthy et. al (the "McCarthy Plaintiffs") in the Fifth District Court of Richland Parish, Louisiana in July 2011. The McCarthy Plaintiffs alleged, among other claims, that we fraudulently and wrongfully purchased the McCarthy Plaintiffs' income royalty rights in the Delhi Field Unit in the Holt-Bryant Reservoir in May 2006. The District Court dismissed the case against us and our wholly owned subsidiary NGS Sub Corp, finding that the McCarthy Plaintiffs had "no cause of action" under Louisiana law, assuming that the McCarthy Plaintiff's claims were valid on their face. The McCarthy Plaintiffs filed an appeal and the Louisiana Second Circuit Court of Appeal affirmed the dismissal, but allowed the McCarthy Plaintiffs to amend their petition to state a different possible cause of action, which the McCarthy Plaintiffs did, re-filing with the District Court. The District Court again dismissed the McCarthy Plaintiffs' case on September 23, 2013, and the McCarthy Plaintiffs' have again filed another appeal.

        On August 23, 2012, we, and our wholly owned subsidiary NGS Sub Corp and Robert S. Herlin, our Chairman, President and Chief Executive Officer, were served with a lawsuit filed in federal court by James H. and Kristy S. Jones (the "Jones Lawsuit") in the Western District Court of the Monroe Division, Louisiana. The plaintiffs allege primarily that we (defendants) wrongfully purchased the plaintiffs' 0.048119 overriding royalty interest in the Delhi Unit in January 2006 by failing to divulge the existence of an alleged previous agreement to develop the Delhi Field for EOR. We believe that the claims are without merit and are not timely, and we are vigorously defending against the claims. We filed a motion to dismiss for failure to state a claim under Federal Rule of Civil Procedure 12(b) (6) on April 1, 2013. On September 17, 2013, the federal court in the Western District Court of the Monroe Division, Louisiana, dismissed a portion of the claims and a portion of the claims were allowed to continue. Our motion to dismiss was for lack of cause of action, assuming that the Plaintiff's claims were valid on their face. On September 25, 2013, plaintiff Jones filed a Motion to Alter or Amend the September 17, 2013 judgment. On December 27, 2013, the court denied said Plaintiffs' Motion, and on January 21, 2014 we filed a motion asking the Court to reconsider its decision not to dismiss the balance of Plaintiff's claims. Counsel has advised us that on the based on information developed to date the risk of loss in this matter is remote.

        On December 13, 2013, we, and our wholly owned subsidiaries Tertiaire Resources Company and NGS Sub. Corp., filed a lawsuit in the 133rd Judicial District Court of Harris County, Texas, against Denbury Onshore, LLC alleging numerous breaches of certain 2006 agreements between the parties regarding the Delhi Field in Richland Parish, Louisiana. The specific allegations include improperly charging the payout account for capital expenditures and costs of capital, failure to adhere to preferential rights to participate in acquisitions within the defined Area of Mutual Interest, breach of the promises to assume environmental liabilities and indemnify us from such costs, and other breaches. We are seeking declaration of the validity of the 2006 agreements and recovery of damages and attorneys' fees.

        On December 3, 2013, our wholly owned subsidiary NGS Sub. Corp. was served with a lawsuit filed in the 8th Judicial District Court of Winn Parish, Louisiana by Cecil M. Brooks, a resident of Louisiana, alleging that a former subsidiary of NGS Sub. Corp. improperly disposed of off lease water in a well located on the plaintiff's land in Winn Parish in 2006. NGS Sub. Corp. disposed of the property in question along with its ownership of the subsidiary in 2008 to a third party. We have denied the claims.

        An adverse resolution of the Jones Lawsuit, an appeal filed by the McCarthy Plaintiffs, or our lawsuit against Denbury Onshore, LLC could subject us to significant monetary damages and other penalties, which could have a material adverse effect on our business, prospects, results of operations, financial condition, and liquidity.

Risks Relating to the Oil and Gas Industry

Oil and natural gas development, re-completion of wells from one reservoir to another reservoir, restoring wells to production and drilling and completing new wells are speculative activities and involve numerous risks and substantial uncertain costs.

        Our growth will be materially dependent upon the success of our future development program. Drilling for oil and natural gas and re-working existing wells involve numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including:

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  unexpected drilling conditions;

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  pressure fluctuations or irregularities in formations;

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  equipment failures or accidents;

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  environmental events;

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  inability to obtain or maintain leases on economic terms, where applicable;

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  adverse weather conditions;

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  compliance with governmental requirements; and

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  shortages or delays in the availability of drilling rigs or crews and the delivery of equipment.

        Drilling or re-working is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing, horizontal drilling or CO2 injection or other injectants do not guarantee that we will find and produce crude oil and/or natural gas in our wells in economic quantities. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on our future results of operations and financial condition. We cannot assure you that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include horizontal drilling, hydraulic fracturing or tertiary injectants, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule and costs may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to:

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  the results of previous development efforts and the acquisition, review and analysis of data;

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  the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects;

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  the approval of the prospects by other participants, if any, after additional data has been compiled;

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  economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews;

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  our financial resources and results;

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  the availability of leases and permits on reasonable terms for the prospects; and

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  the success of our drilling technology and our ability to control these operations.

        We cannot assure you that these projects can be successfully developed or that the wells discussed will, if drilled, encounter reservoirs of commercially productive oil or natural gas. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond our control.

Oil and natural gas prices are highly volatile in general and low prices will negatively affect our financial results.

        Our revenues, operating results, profitability, cash flow, future rate of growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of oil and natural gas. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that we can produce economically. Historically, the markets for oil and natural gas have been very volatile, and such markets are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, including:

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  worldwide and domestic supplies of oil, natural gas and NGLs;

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  the level of consumer product demand;

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  weather conditions;

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  domestic and foreign governmental regulations;

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  the price and availability of alternative fuels;

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  political instability or armed conflict in oil-producing regions;

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  the price and level of foreign imports; and

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  overall domestic and global economic conditions.

        It is extremely difficult to predict future crude oil and natural gas price movements with any certainty. Declines in crude oil and natural gas prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations. Further, oil and natural gas prices do not move in tandem. Because approximately 93% of our proved reserves at June 30, 2013 are oil reserves and 7% are natural gas liquids reserves, we are heavily impacted by movements in oil prices, which can influence natural gas liquids prices.

Oil field service and materials' prices may increase, and the availability of such services may be inadequate to meet our needs.

        Our business plan to develop or redevelop crude oil and natural gas resources requires third party oilfield service vendors and various materials such as steel tubulars, which we do not control. Long lead times and spot shortages may prevent us from, or delay us in, maintaining or increasing the production volumes we expect. In addition, if costs for such services and materials increase, it may render certain or all of our projects uneconomic, as compared to the earlier prices we may have assumed when deciding to redevelop newly purchased or existing properties. Further adverse economic outcomes may result from the long lead times often necessary to execute and complete our redevelop plans.

Our current GARP® installation agreements require timely cooperation of our customers in scheduling installations and providing required equipment and materials.

        Our recently announced contract to install GARP® on up to ten wells specifies that the customer will remain as operator of the wells and provide certain equipment and other tangible materials such as tubulars. Actual installations and their timing will depend upon the customer adhering to the terms of the contract. Installations in wells after the first five installations will further depend upon the customer not terminating the contract due to uneconomic performance. We will benefit from the installations only to the extent that the wells generate net profits. At this time, we do not know if this contract will be the model for future installations with this customer or any other customer.

Government regulation and liability for environmental matters may adversely affect our business and results of operations.

        Oil and natural gas operations are subject to extensive federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations. In addition, we may inherit liability for environmental damages, whether actual or not, caused by previous owners of property we purchase or lease or nearby properties. As a result, we may incur substantial liabilities to third parties or governmental entities. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on us, such as diminishing the demand for our products through legislative enactment of proposed new penalties, fines and/or taxes on carbon that could have the effect of raising prices to the end user.

        For example, currently proposed federal legislation, that, if adopted, could adversely affect our business, financial condition and results of operations, includes the following:

  •
  Taxes.  President Obama's Fiscal Year 2014 Budget Proposal includes provisions that would, if enacted, make significant changes to U.S. tax laws applicable to oil and natural gas exploration and production companies. These changes include, but are not limited to (i) repealing the limited percentage depletion allowance for oil and natural gas production in the United States (ii) eliminating the immediate deduction for intangible drilling and development costs, (iii) eliminating the deduction from income for domestic production activities relating to oil and natural-gas exploration and development, and (iv) extending the amortization period for certain geological and geophysical expenditures, and

  •
  Hydraulic Fracturing.  The U.S. Congress, the United States Environmental Protection Agency and various states are currently considering legislation that could adversely affect the use of the hydraulic-fracturing process. Currently, regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements. This legislation, if adopted, could establish an additional level of regulation, permitting and restrictions at the federal level that could adversely affect the development of unconventional oil and natural gas resources.

We could be adversely affected by a weak domestic or global economy.

        The current anemic recovery from a recessionary economic environment has limited the recovery in demand for oil and natural gas and, therefore, in commodity prices, particularly natural gas. If the current economic environment continues, lower realized prices may adversely impact our profitability. These factors could negatively impact our operations and may limit our growth.

Ownership of our oil, gas and mineral production depends on good title to our property.

        Good and clear title to our oil and natural gas properties is important. Although title reviews will generally be conducted prior to the purchase of most oil and natural gas producing properties or the commencement of drilling wells, such reviews do not assure that an unforeseen defect in the chain of title will not arise to defeat our claim which could result in a reduction or elimination of the revenue received by us from such properties.

Poor general economic, business, or industry conditions may have a material adverse effect on our results of operations, liquidity, and financial condition.

        During the last few years, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, uncertainties with regard to European sovereign debt, and a declining real estate market in the United States have contributed to increased economic uncertainty and diminished expectations for the global economy. Concerns about global economic conditions have had a significant adverse impact on global financial markets and commodity prices. If the economic recovery in the United States or abroad remains prolonged, demand for petroleum products could diminish or stagnate, which could impact the price at which we can sell our oil, natural gas, and NGLs, affect our vendors', suppliers' and customers' ability to continue operations, and ultimately adversely impact our results of operations, liquidity, and financial condition.

Risks Associated with Our Common Stock

Our stock price has been and may continue to be very volatile.

        Our common stock is thinly traded and the market price has been, and is likely to continue to be, highly volatile. For example, since June 30, 2012, our stock price as traded on the NYSE MKT ranged from $13.83 to $7.48. The variance in our stock price makes it extremely difficult to forecast with any certainty the stock price at which an investor may be able to buy or sell shares of our common stock. The market price for our common stock could be subject to wide fluctuations as a result of factors that are out of our control, such as:

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  actual or anticipated variations in our results of operations;

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  naked short selling of our common stock and stock price manipulation;

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  changes or fluctuations in the commodity prices of crude oil and natural gas;

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  general conditions and trends in the crude oil and natural gas industry;

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  redemption demands on institutional funds that hold our stock; and

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  general economic, political and market conditions.

Our executive officers, directors and affiliates may be able to control the election of our directors and all other matters submitted to our stockholders for approval.

        Our executive officers and directors, in the aggregate, beneficially own approximately 3.1 million shares, or approximately 10% of our beneficial common stock base. JVL Advisors LLC ("JVL Advisors") controls approximately 5.0 million shares or approximately 15% of our outstanding common stock. As a result, these holders could exercise significant influence over matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could have an adverse effect on the market price of our common stock.

The market for our common stock is limited and may not provide adequate liquidity.

        Our common stock is currently thinly traded on the NYSE MKT. Since June 30, 2013, the actual daily trading volume in our common stock ranged from 12,700 shares of common stock to a high of 439,800 shares of common stock traded, excluding an extraordinary one-day volume of 2.25 million shares. On most days, this trading volume means there is limited liquidity in our shares of common stock. Selling our shares is more difficult because smaller quantities of shares are bought and sold and news media coverage about us is limited. These factors result in a limited trading market for our common stock and therefore holders of our stock may be unable to sell shares purchased, should they desire to do so.

If securities or industry analyst do not publish research reports about our business, or if they downgrade our stock, the price of our common stock could decline.

        Small, relatively unknown companies can achieve visibility in the trading market through research and reports that industry or securities analysts publish. To our knowledge there are four independent analysts that cover our company. The limited number of published reports by independent securities analysts could limit the interest in our common stock and negatively affect our stock price. We do not have any control over the research and reports these analysts publish or whether they will be published at all. If any analyst who does cover us downgrades our stock, our stock price could decline. If any analyst ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price to decline.

The issuance of additional common stock and preferred stock could dilute existing stockholders.

        We currently have in place a registration statement which allows the Company to publicly issue up to $500 million of additional securities, including debt, common stock, preferred stock, and warrants. At any time we may make private offerings of our securities. The shelf registration is intended to provide greater flexibility to the company in financing growth or changing our capital structure. We are authorized to issue up to 100,000,000 shares of common stock. To the extent of such authorization, our board of directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our board may consider sufficient. The issuance of additional common stock in the future would reduce the proportionate ownership and voting power of the common stock now outstanding. We are also authorized to issue up to 5,000,000 shares of preferred stock , the rights and preferences of which may be designated in series by our board of directors, of which, at least 317,319 shares of Series A Preferred Stock are issued and outstanding as of March 27, 2014. Such designation of new series of preferred stock may be made without stockholder approval, and could create additional securities which would have dividend and liquidation preferences over the common stock now outstanding. Preferred stockholders could adversely affect the rights of holders of common stock by:

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  exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

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  receiving preferences over the holders of common stock regarding our surplus funds in the event of our dissolution, liquidation or the payment of dividends to Preferred stockholders;

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  delaying, deferring or preventing a change in control of our company; and

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  discouraging bids for our common stock.

Continued payment of cash dividends on our common stock is not assured.

        Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, restrictions contained in our Series A Preferred Stock and any debt instruments, our anticipated capital requirements and other factors that our board of directors may think are relevant.

Future sales of our common stock may depress our stock price.

        No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales in the public market of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. The potential effect of these shares being sold may be to depress the price at which our common stock trades.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain information included in this prospectus may be deemed to be forward-looking statements. Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we or our management express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or belief will result or be achieved or accomplished. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in the section "Risk Factors" and other sections of this prospectus. These forward looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in the "Risk Factors" section of this prospectus, and also include, among others, expectations regarding the following:

  •
  amount, nature and timing of capital expenditures;

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  drilling of wells and other planned exploitation activities;

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  timing and amount of future production of oil and natural gas;

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  increases in production growth and proved reserves;

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  operating costs such as lease operating expenses, administrative costs and other expenses;

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  our future operating or financial results;

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  cash flow and anticipated liquidity;

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  our business strategy and the availability of acquisition opportunities;

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  hedging strategy;

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  exploration and exploitation activities and property acquisitions;

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  marketing of oil and natural gas;

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  governmental and environmental regulation of the oil and gas industry;

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  environmental liabilities relating to potential pollution arising from our operations;

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  contingent liabilities from litigation;

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  title to our oil and gas properties;

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  our level of indebtedness;

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  timing and amount of future dividends;

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  industry competition, conditions, performance and consolidation;

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  natural events such as severe weather, hurricanes, floods, fire and earthquakes; and

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  uncertainties and difficulties associated with the integration and operation of recently acquired properties.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders named in this prospectus will pay any underwriting fees, discounts and commissions, along with certain of the selling stockholders' out-of-pocket expenses, incurred in connection with their sale of shares registered under this prospectus. We will bear all other costs, fees and expenses incurred by us, or by the selling stockholders, in effecting the registration, offer and sale of the shares covered by this prospectus, to the extent not paid by the selling stockholders.

SELLING STOCKHOLDERS

        The following table sets forth information relating to the selling stockholders' beneficial ownership of our shares as of March 27, 2014. This prospectus covers the offering for resale from time to time of up to 3,604,238 shares owned by the selling stockholders. As used herein, "selling stockholders" includes pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder after the date of this prospectus.

        No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective under the Securities Act of 1933, as amended (the "Securities Act"). We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us, subject to the terms of the Selling Stockholders Registration Rights Agreement, as described under the "Description of Capital Stock Registration Rights Agreement."

        The following table and related footnotes set forth:

  •
  the name of each selling stockholder;

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  if different, the name of the natural person(s) who exercise(s) sole/shared voting and/or investment power with respect to the shares;

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  the number of our shares beneficially owned by such stockholder prior to the offering;

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  the number being offered for the stockholder's account; and

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  the number to be owned by such stockholder after completion of the offering (assuming the sale of all shares offered by this prospectus).

        Unless otherwise indicated, none of the selling stockholders is a broker-dealer registered under Section 15 of the Exchange Act of 1934, as amended (the "Exchange Act"), or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

        We prepared the table based on information supplied to us by the selling stockholders. We have not sought to verify such information. The percentages of shares beneficially owned and being offered are based on 32,571,335 shares of common stock that were outstanding as of March 27, 2014, unless otherwise stated in the footnotes to the table below. Additionally, some or all of the selling stockholders may have sold or transferred some or all of their shares in exempt or non-exempt transactions since such date. Other information about the selling stockholders may also change over time.

	Common Stock Beneficially Owned Prior to Offering
				Number of Shares Which May be Sold in This Offering		Common Stock Beneficially Owned After this Offering(1)
Selling Stockholder	Number		Percent			Number		Percent
Robert S. Herlin(2)	1,606,308		4.9%	920,000	(3)	686,308		2.1%
Navitas Fund, LP	975,041	(4)	3.0%	887,462		87,579	(4)	*
JVL Partners, LP	279,860	(4)	*	279,860		—		—
Belridge Energy Advisors, LP	1,300,879	(4)	4.1%	1,000,000		300,879	(4)	*
Luxiver, LP	1,294,859	(4)	4.0%	409,708		885,151	(4)	2.7%
Hephaestus Energy Fund, LP	700,972	(4)	2.2%	107,208		593,764	(4)	1.8%

*
Less than one percent.

(1)
Assumes that the selling stockholders will sell all of the common stock offered pursuant to this prospectus.

(2)
Robert S. Herlin is the Chairman of our board of directors, and is our President and Chief Executive Officer.

(3)
Represents shares received by Mr. Herlin in 2003 as founders shares.

(4)
Based solely on information supplied by JVL Advisors, LLC, John V. Lovoi is the managing member of JVL Advisors, LLC, which is the ultimate controlling entity of each of Navitas Fund LP, JVL Partners, LP, and Hephaestus Energy Fund, LP. Mr. Lovoi is a managing member of Peninsula-JVL Capital Advisors, LLC, which is the general partner of Belridge Energy Advisors, LP, and is a managing member of Lobo Baya, LLC, which is the ultimate controlling entity of Luxiver, LP. Because of Mr. Lovoi's control of Belridge Energy Advisors, LP, Luxiver, LP, Navitas Fund LP, JVL Partners, LP, and Hephaestus Energy Fund, LP, Mr. Lovoi may be deemed to share the power to vote and the sole power to dispose of the shares of common stock held by those entities, thus he may also be deemed to be the beneficial owner of these shares of common stock. Mr. Lovoi disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on the NYSE MKT or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, the prevailing market prices or negotiated prices. The selling stockholders may use any one or more of the following methods when selling such shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  any exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority NASD Rule 2440, and, in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

        In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of our common stock made prior to the date such registration statement has been declared effective by the SEC.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common stock by the selling stockholders.

        Because a selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to such selling stockholders in connection with resales of their respective shares under the registration statement of which this prospectus forms a part. These provisions and regulations may limit the timing of purchases and sales of common stock by them and the marketability of such securities.

        We agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) all of the shares may be sold pursuant to Rule 144 under the Securities Act without volume restrictions or (iii) the first anniversary of the effective date of the registration statement of which this prospectus forms a part. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

        JVL Advisors has agreed to pay all expenses of the registration of the shares of common stock pursuant to the Selling Stockholders Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws including all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Selling Stockholders Registration Rights Agreement. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the Selling Stockholders Registration Rights Agreement.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, our Certificate of Designation of Rights and Preferences for our 8.5% Series A Cumulative Preferred Stock and our bylaws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See "Where You Can Find More Information."

        Our authorized capital consists of 105,000,000 shares of stock $0.001 par value per share. Of the authorized capital, 100,000,000 shares are authorized to be issued as common stock, 1,000,000 shares are authorized to be issued as 8.5% Series A Cumulative Preferred Stock and 4,000,000 shares remain authorized and undesignated to be issued as preferred stock. As of March 27, 2014, we have 32,571,335 issued and outstanding shares of our common stock and 317,319 issued and outstanding shares of our 8.5% Series A Cumulative Preferred Stock.

Common Stock

        For all matters submitted to a vote of stockholders, holders of common stock are entitled to one vote for each share registered in his or her name on our books, and they do not have cumulative voting rights. Each share of the common stock is entitled to share equally with each other share of common stock in dividends from sources legally available therefore, when, as, and if declared by the board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets that are available for distribution to the holders of the common stock. We initiated a $0.10 quarterly cash dividend per share of common stock in December 2013. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The board of directors is authorized to issue additional shares of common stock within the limits authorized by our Articles of Incorporation and without stockholder action.

        Our common stock is listed and traded on the NYSE MKT under the symbol "EPM".

Preferred Stock

        Our board of directors, without further action by shareholders, may issue shares of our preferred stock. The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the certificate of designation relating to that series. We presently have authorized one series of preferred stock.

Series A Preferred Stock

        As of March 27, 2014, there were 1,000,000 shares of our authorized preferred stock designated as 8.5% Series A Cumulative Preferred Stock, of which 317,319 shares were issued and outstanding.

        The rights, preferences, privileges and restrictions of shares of the Series A Preferred Stock have been fixed in a certificate of designation (as amended or supplemented, the "Series A Certificate of Designation") and the material provisions are described below. The following description of our Series A Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series A Certificate of Designation, our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Nevada law. We urge you to read the certificate of designation because it, and not this description, defines the rights of holders of shares of Series A Preferred Stock.

Dividends

        Holders of the Series A Preferred Stock are entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series A Preferred Stock at a rate of 8.5% per annum of the $25.00 liquidation preference per share payable monthly at the rate of $0.177083 per share (equivalent to $2.124996 per annum per share). However, if any four consecutive or non-consecutive "Quarterly Dividend Defaults" (as described below) occur or if we fail to maintain the listing of the Series A Preferred Stock on the New York Stock Exchange, the NYSE MTK or The NASDAQ Global, Global Select or Capital Market, or a comparable national securities exchange (each a "national exchange") for 180 consecutive days, the dividend rate on the Series A Preferred Stock will increase to 10.5% per annum until such time as the dividend arrearage is eliminated or the Series A Preferred Stock becomes listed on a national exchange. A "Quarterly Dividend Default" occurs if we fail to pay cash dividends on the Series A Preferred Stock in full for any monthly dividend period within a calendar quarter, provided that only one Quarterly Dividend Default may occur during each calendar quarter and only four Quarterly Dividend Defaults may occur within a calendar year.

Redemption Rights

        The Series A Preferred Stock does not have any stated maturity date and is not subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a "Change of Ownership or Control" (as described below). Accordingly, the shares of Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series A Preferred Stock. We may not redeem the Series A Preferred Stock prior to July 1, 2014, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after July 1, 2014, we may redeem the Series A Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date.

        Following a "Change of Ownership or Control" (as such term is defined in the Series A Certificate of Designation) of us by a person, entity or group other than a "Qualifying Public Company" (as such term is defined in the Series A Certificate of Designation), we (or the acquiring entity) will have the option to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date:

Redemption Date	Redemption Price
On or before July 1, 2012	$25.75
After July 1, 2012 and on or before July 1, 2013	$25.50
After July 1, 2013 and on or before July 1, 2014	$25.25
On or after July 2, 2014	$25.00

Liquidation Preference

        In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive, from the assets remaining after payment of liabilities, subject to the distribution rights of any parity shares or senior shares (as described below), but before any distribution of assets to the holders of our common stock or other junior shares (as described below), cash in an amount equal to $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the distribution date.

Conversion Rights

        The Series A Preferred Stock is not convertible into or exchangeable for any stock or other securities or property of the Company.

Ranking

        The Series A Preferred Stock ranks (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "junior shares"; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as "parity shares"; (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), referred to as "senior shares"; and (iv) junior to all our existing and future indebtedness.

Voting Rights

        Holders of our Series A Preferred Stock will generally only be entitled to vote on certain acquisitions and share exchange transactions and changes that would be materially adverse to the rights of holders of Series A Preferred Stock. However, if cash dividends on any outstanding Series A Preferred Stock have not been paid in full for any monthly dividend period for any four accumulated consecutive or non-consecutive quarterly periods (or nonpayment of one monthly dividend which remains unpaid until the next succeeding dividend payment date for payment defaults occurring after the initial payment default), or if we fail to maintain the listing of the Series A Preferred Stock on a national exchange for at least 180 consecutive days (or 90 consecutive days for listing defaults occurring after the initial listing default), the holders of the Series A Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series A Preferred Stock becomes listed on a national exchange or the dividend rate is restored to the stated rate.

        Our Series A Preferred stock is listed and traded on the NYSE MKT under the symbol EPM.PR.A.

        If we offer additional series of preferred stock, or increase the authorized shares of our Series A Preferred Stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

  •
  the series, the number of shares offered and the liquidation value of the preferred stock;

  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

  •
  the liquidation preference of the preferred stock;

  •
  the voting rights of the preferred stock;

  •
  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

  •
  whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

        Our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

        It is not possible to state the actual effect of the issuance of any additional shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; and

  •
  delaying or preventing a change in control of our company.

Anti-Takeover Provisions Under Nevada Law.

        Combinations with Interested Stockholder.    Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes ("NRS") contain provisions governing combinations with an interested stockholder. For purposes of the NRS, "combinations" include: (i) any merger or consolidation with any interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to any interested stockholder of corporate assets with an aggregate market value equal to 5% or more of the aggregate market value of the corporation's consolidated assets, 5% or more of the outstanding shares of the corporation or 10% or more of the earning power or net income of the corporation; (iii) the issuance to any interested stockholder of voting shares (except pursuant to a share dividend or similar proportionate distribution) with an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (iv) the dissolution of the corporation if proposed by or on behalf of any interested stockholder, (v) any reclassification of securities, recapitalization or corporate reorganization that will have the effect of increasing the proportionate share of the corporation's outstanding voting shares held by any interested stockholder and (vi) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loan, advance, guarantee, pledge or other financial assistance. For purposes of the NRS, an "interested stockholder" is defined to include any beneficial owner of more than 10% of any class of the voting securities of a Nevada corporation and any person who is an affiliate or associate of the corporation and was at any time during the preceding three years the beneficial owner or more than 10% of any class of the voting securities of the Nevada corporation.

        Subject to certain exceptions, the provisions of the NRS statute governing combinations with interested stockholders provide that a Nevada corporation may not engage in a combination with an interested stockholder for two years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder.

        Control Share Acquisitions.    The NRS also contains a "control share acquisitions statute." If applicable to a Nevada corporation this statute restricts the voting rights of certain stockholders referred to as "acquiring persons," that acquire or offer to acquire ownership of a "controlling interest" in the outstanding voting stock of an "issuing corporation." For purposes of these provisions a "controlling interest" means with certain exceptions the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power in the election of directors and "issuing corporation" means a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and which does business in Nevada directly or through an affiliated corporation. The voting rights of an acquiring person in the affected shares will be restored only if such restoration is approved by the holders of a majority of the voting power of the corporation. The NRS allows a corporation to "opt-out" of the control share acquisitions statute by providing in such corporation's articles of incorporation or bylaws that the control share acquisitions statute does not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

Transfer Agent or Registrar

        Continental Stock Transfer & Trust Company is the transfer agent and registrar of our common stock and our Series A Preferred Stock.

Selling Stockholders Registration Rights Agreement

        The Company entered into an agreement with JVL Advisors and certain of its affiliates to register up to 2,684,238 shares of common stock (the "Selling Stockholders Registration Rights Agreement"). As part of the Selling Stockholders Registration Rights Agreement, JVL Advisors agreed to be responsible for the expenses of registration. In addition, JVL Advisors agreed for a period of six months to not sell or transfer one-half of the shares covered by the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

        The validity of our common stock will be passed upon for us by Lionel Sawyer & Collins, Ltd., Reno, Nevada.

EXPERTS

        Hein & Associates LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2013, as set forth in their report, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Hein & Associates LLP's report, given on their authority as experts in accounting and auditing.

        Certain estimates of the oil and gas reserves for Evolution Petroleum Corporation and related future net cash flows and the present values thereof incorporated by reference in this prospectus were based in part upon engineering reports prepared by DeGolyer and McNaughton, Pinnacle Energy Services L.L.C. and W.D. Von Gonten & Co., independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of each such firm as an expert in such matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information contained in documents that we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to those documents and that the information included in those documents is considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this prospectus, unless otherwise indicated:

  •
  our Annual Report on Form 10-K for the year ended June 30, 2013, as filed on September 13, 2013 (File No. 001-32942) including the portions of our Definitive Proxy Statement on Schedule 14A filed on September 28, 2013, incorporated by reference therein (File No. 001-32942); and

  •
  our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2013 and December 31, 2013, as filed on November 8, 2013, and February 7, 2014 respectively (File No. 001-32942);

  •
  our Current Reports on Form 8-K or Form 8-K/A filed on July 19, 2013, September 13, 2013, October 17, 2013, November 7, 2013, November 12, 2013, December 17, 2013, January 10, 2014, February 6, 2014, February 7, 2014 and February 10, 2014 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K) (File No. 001-32942);

  •
  The description of the Company's common stock contained in its registration statement on Form 8-A filed on July 13, 2006, and any amendment or report subsequently filed for the purpose of updating such description;

  •
  The Company's specimen stock certificate contained as Exhibit 4.7 to its registration statement on Form S-3/A, filed on June 19, 2013 (File No. 333-188705); and

  •
  The description of the Company's Series A Preferred Stock contained in its registration statement on Form 8-A filed on June 29, 2011 and any amendment or report subsequently filed for the purpose of updating such description.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered these incorporated documents without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, upon request received in writing or by telephone at the following address: Corporate Secretary, Evolution Petroleum Corporation, 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042, (713) 935-0122.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus forms a part of a registration statement on Form S-3 we filed with the SEC. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and our common stock, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules and the documents incorporated by reference therein, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC. We maintain a website on the Internet at www.evolutionpetroleum.com. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's website or from our website. Information on the SEC website, our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

        We are subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and other requirements of the Exchange Act. We furnish our stockholders with annual reports containing audited financial statements certified by independent auditors. You may read and copy any documents filed by us with the SEC at the public reference room and website of the SEC and at our website referred to above.

3,604,238 Shares of Common Stock

PROSPECTUS

March     , 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.*

        The following table sets forth all expenses payable by Evolution Petroleum Corporation (sometimes referred to as the "Company" in this Part II of the registration statement) in connection with the issuance and distribution of the securities.

SEC registration fee	$5,757
Legal fees and expenses	$20,000
Accounting fees and expenses	$5,000
Printing expenses	$2,500
Miscellaneous expenses	$5,000

Total	$38,257

*
Other than the SEC registration fee, all amounts set forth above are estimates.

Item 15.    Indemnification of Directors and Officers.

        Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys' fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Excepted from that immunity are:

  •
  a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

  •
  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

  •
  a transaction from which the director derived an improper personal profit;

  •
  and willful misconduct.

        Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers and former officers and directors (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of Evolution Petroleum Corporation or any of our subsidiaries.

        Our bylaws also provide that our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of Evolution Petroleum Corporation or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him or her as our director, officer, employee or agent.

ITEM 16.    Exhibits and Financial Statement Schedules.

(a)
A list of the exhibits required by Item 601 of Regulation S-K to be filed as a part of this registration statement is set forth in the Index to Exhibits on page II-8, which immediately precedes such exhibits.

ITEM 17.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that:

    Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (6)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7)
  If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

  (8)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the

    Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 28th day of March, 2014.

EVOLUTION PETROLEUM CORPORATION
By:	/s/ ROBERT S. HERLIN Robert S. Herlin Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on the 28th day of March, 2014.

	Signature	Title

	/s/ ROBERT S. HERLIN Robert S. Herlin	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
	/s/ RANDALL D. KEYS Randall D. Keys	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
	* Edward J. DiPaolo	Director
	* Gene Stoever	Director
	* William Dozier	Director
	* Kelly W. Loyd	Director
*By:	/s/ ROBERT S. HERLIN Robert S. Herlin Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description
4.1		—	Articles of Incorporation (previously filed as an exhibit to the Company's Current Report on Form 8-K on February 7, 2002)

4.2		—	Certificate of Amendment to Articles of Incorporation (previously filed as an exhibit to the Company's Current Report on Form 8-K on February 7, 2002)

4.3		—	Certificate of Amendment to Articles of Incorporation (previously filed as an exhibit to Form SB 2/A on October 19, 2005).

4.4		—	Bylaws (previously filed as an exhibit to the Company's Current Report on Form 8-K on February 7, 2002)

4.5		—	Amended Bylaws (previously filed as an exhibit to Form 10KSB on March 31, 2004)

4.6		—	Certificate of Designation of Rights and Preferences for the Company's 8.5% Series A Cumulative Preferred Stock (previously filed as Exhibit 3.1 to Form 8-K filed on June 29, 2011).

4.7		—	Specimen form of the Company's Common Stock Certificate (previously filed as Exhibit 4.7 to Form S-3/A filed on June 19, 2013) (File No. 333-188705)

4.8		—	Specimen Form of the Company's 8.5% Series A Cumulative Preferred Stock Certificate (previously filed as Exhibit 3.5 to Form 8-A filed on June 29, 2011).

4.9	**	—	Registration Rights Agreement dated February 10, 2014 among the Company and the Selling Shareholders named therein

5.1	*	—	Legal Opinion of Lionel Sawyer & Collins, Ltd.

23.1	*	—	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

23.2	*	—	Consent of Lionel Sawyer & Collins, Ltd. (included in its legal opinion filed as Exhibit 5.1).

23.3	*	—	Consent of W.D. Von Gonten & Co.

23.4	*	—	Consent of DeGolyer and MacNaughton.

23.5	*	—	Consent of Pinnacle Energy Services, LLC.

24.1	**	—	Power of Attorney of the Officers and Directors of Evolution Petroleum Corporation (included on the signature page).

*
Filed with this Registration Statement.

**
Previously filed with the Initial Registration Statement.